Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

AEROVATE THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	1,826,967,326 (1)	(2)	$60,898.92 (2)	$0.00015310	$9.33
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$60,898.92 (2)	—	$9.33
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$9.33

(1)	Relates to common stock, $0.0001 par value per share, of Aerovate Therapeutics, Inc., a Delaware corporation (“Aerovate”), issuable to holders of common stock, $0.0001 par value per share, of Jade Biosciences, Inc., a Delaware corporation (“Jade”), in the proposed merger of Caribbean Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Aerovate, with and into Jade, with Jade surviving the merger, and as part of the same overall transaction, Jade will merge with and into Caribbean Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Aerovate, with Caribbean Merger Sub II, LLC continuing as a wholly owned subsidiary of Aerovate and the surviving corporation of the merger. The amount of common stock of Aerovate to be registered includes the estimated maximum number of shares of common stock of Aerovate that are expected to be issued (or become issuable) pursuant to the merger, without taking into account the effect of a reverse stock split of common stock of Aerovate, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 21.4388 shares of common stock of Aerovate for each outstanding share of common stock of Jade.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Jade is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Jade securities expected to be exchanged in the proposed merger.